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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                     (in Thousands, Except Per Share Data)



                                               For the Years Ended December 31,
                                               --------------------------------
                                                1998         1997         1996
                                               ------       ------       ------

NET INCOME (LOSS)                             $(4,339)     $ 1,717      $ 3,319
                                               ======       ======       ======

BASIC EARNINGS (LOSS) PER SHARE


        Weighted average common
           shares outstanding                   4,087        4,040        4,015
                                               ======       ======       ======

        Basic earnings (LOSS) per share       $ (1.06)     $  0.43      $  0.83
                                               ======       ======       ======
DILUTED EARNINGS (LOSS) PER SHARE

        Weighted average common
           shares outstanding                   4,087        4,040        4,015

        Add - Dilutive effect of outstanding
           options (as determined by the
           application of the treasury stock
           method)                                  0           72           92
                                               ------       ------       ------

        Adjusted weighted average common
           shares outstanding                   4,087        4,212        4,107
                                               ======       ======       ======

        Diluted earnings (loss) per share     $ (1.06)     $  0.42      $  0.81
                                               ======       ======       ======